Exhibit 10.1

4553 GLENCOE AVENUE, SUITE 300

LOS ANGELES, CA 90292

October 17, 2016

Frank Mullen

c/o Global Eagle Entertainment Inc.

4553 Glencoe Avenue, Suite 300

Los Angeles, CA 90292

Re:          Employment Letter Agreement

Dear Frank:

Global Eagle Entertainment Inc. (the “Company”) is pleased to offer you employment on the following terms:

1.             Position.  Your initial title will be Senior Vice President & Chief Accounting Officer, and you will report to the Chief Financial Officer of the Company.  By signing this letter agreement (this “Agreement”), you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.  During the Employment Period (as defined below), you shall (i) devote substantially all of your business time, energy and skill to the performance of your duties for the Company as the Company may assign to you from time to time and (ii) perform such duties in a faithful, effective and efficient manner to the best of your abilities. You agree to perform your duties and responsibilities within and subject to the Company’s general employment policies and practices, and such other reasonable policies, practices and restrictions as the Company shall from time to time establish for its similarly situated executives, and shall at all times carry out such policies, practices and restrictions.

2.             Location.  Your employment with the Company in the foregoing position is contingent on your relocation of your permanent residence to a location to be designated by the Chief Financial Officer no later than twelve (12) months after the Commencement Date (as defined below).  You shall initially perform your duties in this position primarily at the Company’s offices in such location, and shall travel to such other places in the United States and abroad as needed from time to time.

3.             Period of Employment.  Subject to the terms and conditions of this Agreement, your employment with the Company is expected to commence on or about November 1, 2016 (the “Commencement Date”) and continue until you resign from your employment with the Company or your employment with the Company is terminated (the “Employment Period”).

4.             Confidentiality Agreement.  As a condition of your employment with the Company in this position, concurrently with this Agreement, you are required to enter into the Employee Statement and Agreements Regarding Confidentiality, Proprietary Information, Invention Assignment and Non-Solicitation (the “Confidentiality Agreement”), a copy of which is attached hereto as Attachment A.

5.             Outside Activities.  While you render services to the Company, you agree that you will not engage in any other directorships, employment, consulting or other business activity without the Company’s prior written consent.  While you render services to the Company, you also will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.

6.             Cash Compensation.  The Company will pay you a starting base salary in this new position at the rate of $275,000 per year (“Base Salary”), less applicable withholdings and payroll taxes, payable in accordance with the Company’s standard payroll schedule.  You and the Company acknowledge and agree that a portion of your Base Salary shall constitute consideration for your compliance with the restrictions and covenants set forth in the Confidentiality Agreement.  In addition to the foregoing Base Salary, subject to the achievement of individual and Company performance objectives to be established by the Chief Financial Officer of the Company and the Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”), you will be eligible for an annual performance bonus under the Company’s Annual Incentive Plan (as in effect from time to time) with an initial target of 50% of your Base Salary (the “Annual Bonus”); provided, that final determination of achievement of performance objectives and eligibility for and payment of all performance bonuses shall be in the sole discretion of the Committee.  Any earned Annual Bonus shall be paid to you in the calendar year following the calendar year in which the Annual Bonus was earned (with the actual date within such period determined by the Company in its sole discretion). If you are not employed (for any reason) on the payment date of your Annual Bonus, then you will not be entitled to any portion of it.  For the avoidance of doubt, your target Annual Bonus opportunity for the partial 2016 performance year will be $34,500.  In addition, you will be entitled to a one-time cash signing bonus of $50,000 (the “Sign-On Bonus”), which will be provided to you within 30 days of the Commencement Date; provided, however, you shall return the full Sign-On Bonus to the Company if you resign for any reason or are terminated with Cause (as defined below) on or prior to the first (1st) anniversary of the Commencement Date.

7.             Equity Incentives.  Subject to the approval of the Committee, on the Commencement Date, you will be initially granted (i) a non-qualified stock option to purchase shares of the Company’s common stock (“Options”) with a grant date value equal to $200,000 (the “Option Award”), (ii) an award of restricted stock units (“RSUs”) with a grant date value equal to $200,000 (the “RSU Award”) and (iii) an award of “Total Shareholder Return (TSR)”-indexed performance-based restricted stock units (“PSUs”) with a grant date value equal to $150,000 (at target) (the “PSU Award”).  The exercise price per share of your Option Award will be equal to the Fair Market Value (as defined in the Plan) on the Commencement Date.  The Option Award, the RSU Award and the PSU Award will be subject to the terms and conditions applicable to such awards granted under the Company’s 2013 Equity Incentive Plan (as it may be amended from time to time, the “Plan”) and the Company’s form of award agreement then applicable to such awards.  With respect to your Option Award, 25% of the Option Award will vest on the first (1st)

anniversary of the Commencement Date and the balance will vest in equal monthly installments over the following 36 months, subject to your continuous service with the Company through the applicable vesting date and the terms and conditions of the Plan and the applicable award agreement. Your RSU Award will vest in four (4) equal installments on the first (1st), second (2nd), third (3rd) and fourth (4th) anniversaries of the Commencement Date, subject to your continuous service with the Company through each applicable vesting date and the additional terms and conditions of the Plan and the applicable award agreement.  The PSU Award will cliff vest on the third (3rd) anniversary of the Commencement Date, subject to the attainment of the TSR performance goals to be discussed with you and as outlined in the PSU award agreement, your continuous service with the Company through the vesting date and the additional terms and conditions of the Plan and the applicable award agreement.  The dollar values of your Option Award, RSU Award and PSU Award shall be converted (using the Company’s Fair Market Value (as defined in the Plan) per share on the grant date) into an equivalently-valued number of target PSUs, RSUs and Options (in each case rounded down to the nearest whole share), with the value of all Options to be calculated in accordance with the Company’s Black-Scholes valuation model. You will be next eligible to receive an award of PSUs (with your target award value, performance measures and performance goals determined in the sole discretion of the Committee) in connection with the Company’s regularly-scheduled equity grant cycle in 2017, but you will not receive any other additional equity grant(s) in connection with your employment until the Company’s regularly-scheduled equity grant cycle in 2018 unless the Committee otherwise determines.

8.             Employee Benefits.  You will be entitled to participate in customary employee benefit plans and programs made generally available by the Company to its employees. Details of these benefits will be provided to you under separate cover. At present, the Company offers medical, dental, vision, and 401(k) plans. You will also be entitled to participate in the Company’s paid time off policy.  The Company reserves the right to add, terminate and/or amend any employee benefit plans, policies, programs and/or arrangements from time to time in accordance with the terms thereof and applicable law.

9.             Relocation Expenses.  The Company will reimburse you for rental expenses for temporary housing until the earlier of (i) the date that is twelve (12) months following the Commencement Date, or (ii) the date on which you establish a permanent residence in a location to be designated by the Chief Financial Officer. In addition, the Company shall provide you with a relocation expense reimbursement allowance in connection with the relocation of your permanent residence of, at your election, (x) up to $45,000 (in accordance with the Company’s customary relocation policies) or (y) the standard Company-provided relocation benefit that the Company provides to Tier-4 employees from time to time.

10.          Expense Reimbursement. The Company will reimburse you for all business travel expenses and other out-of-pocket expenses reasonably incurred by you in the performance of your services hereunder in accordance with the Company’s expense reimbursement policies, as they may be in effect from time to time.

11.          Employment Relationship.  Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without Cause. Your employment and this Agreement shall automatically terminate upon your death or mental or physical disability (considering reasonable accommodation) or incapacity (as determined by a physician selected by the Company in its good faith judgment).

12.          Termination of Employment; Severance Pay.  Upon the termination of your employment for any reason, the Company shall have no further obligation to make or provide to you, and you shall have no further right to receive or obtain from the Company, any payments or benefits, and any unvested portion of your Option Award, RSU Award and PSU Award be automatically and immediately forfeited (for no consideration) as of the effective date of your termination of employment (the “Separation Date”), except as follows:

(a)           Within thirty (30) days following the Separation Date, the Company shall pay to you (i) any Base Salary that had accrued but had not been paid (including any amount for accrued and unused paid time off payable in accordance with the Company’s paid time off policy then in effect or applicable law) on or before the Separation Date and (ii) any reimbursement due to you pursuant to Section 10 for expenses incurred on or before the Separation Date.

(b)           If your employment is terminated by the Company without Cause during the Employment Period, then, in addition to the amounts payable under Section 12(a), subject to your execution and delivery, and non-revocation, of the general release described in Section 12(d) below within twenty-one (21) days of your Separation Date (the “General Release”) and your continued compliance with the terms of this Agreement and the Confidentiality Agreement, you will be entitled to continued payment of your Base Salary (as in effect on the Separation Date) for a period of six (6) months following the Separation Date, payable in accordance with the Company’s normal payroll practices beginning on the first payroll date following the expiration of the revocation period under the General Release.  Notwithstanding the foregoing, if the payments described in this Section 12(b) are subject to Section 409A (as defined in Section 16) and the timing of your execution and delivery of the General Release could affect the calendar year in which any amount of such payment is made because the Separation Date occurred toward the end of a calendar year, then no portion of the payments in this Section 12(b) shall be paid until the Company’s first payroll payment date in the year following the year in which the Separation Date occurs.

(c)           In the event of the termination of your employment by the Company without Cause within twelve (12) months following a Change of Control (as defined in the Plan), (i) all of the outstanding unvested options subject to your Option Award and all outstanding unvested restricted stock units subject to your RSU Award shall immediately and automatically vest as of the Separation Date and (ii) the PSU Award shall be treated as set forth in your PSU grant notice and award agreement.

(d)           For purposes of this Agreement, “Cause” will mean (i) the commission of a felony or other crime involving moral turpitude or the commission of any other act or omission involving misappropriation, dishonesty, unethical business conduct, disloyalty, fraud or breach of fiduciary duty, (ii) reporting to work under the influence of alcohol, (iii) the use of illegal drugs (whether or not at the workplace) or other conduct, even if not in conjunction with your duties hereunder, which could reasonably be expected to, or which does, cause the Company or any of its subsidiaries material public disgrace, disrepute or economic harm, (iv) the repeated failure to perform duties as reasonably directed by the

Company and/or the Chief Financial Officer, (v) gross negligence or willful misconduct with respect to the Company or its affiliates or in the performance of the your duties hereunder, (vi) obtaining any personal profit not thoroughly disclosed to and approved by the Board (or a committee thereof) in connection with any transaction entered into by, or on behalf of, the Company, its subsidiaries or any of their affiliates, (vii) violation or breach of any provision of the Confidentiality Agreement or any material term of this Agreement; (viii) material violation of any of the terms of the Company’s, its subsidiaries’ or any of their affiliates’ rules or policies which, if curable, is not cured to the Board’s or the Chief Executive Officer’s satisfaction within fifteen (15) days after written notice thereof to you, or any other breach of this Agreement or any other agreement between you and the Company or any of its subsidiaries which, if curable, is not cured to the Board’s or the Chief Executive Officer’s satisfaction within fifteen (15) days after written notice thereof to you or (ix) your failure to relocate to the location designated by the Chief Financial Officer by October 31, 2017 as set forth herein.

(e)           Notwithstanding anything to the contrary in this Agreement, as a condition precedent to any obligation of the Company to make payments to you or accelerate the vesting of unvested equity awards pursuant to Section 12(b) or 12(c), you shall be required to deliver to the Company a valid, executed General Release in a form provided by the Company, and shall not revoke such General Release prior to the expiration of any revocation rights afforded to you by applicable law. The Company shall provide you with the General Release on or prior to the Separation Date, and you must deliver the executed General Release to the Company within twenty-one (21) days (or, if greater, the minimum period required by applicable law) after the Separation Date, failing which you will forfeit all rights to any payments or accelerated vesting described in Section 12(b) and/or 12(c), as applicable.

(f)            Notwithstanding anything to the contrary in this Agreement, in the event of your breach of any of the promises, covenants or agreements contained in the Confidentiality Agreement, the Company shall be entitled to withhold or recover all but $1,000 of the amounts paid or payable to you pursuant to Section 12(b) and/or 12(c) (as applicable), which remaining amount shall constitute sufficient and adequate consideration for your promises, covenants and agreements in the General Release. Notwithstanding the foregoing, you agree that this Section 12(e) is not the exclusive remedy for your breach of any of the provisions of this Agreement or the Confidentiality Agreement, and nothing in this Section 12(e) shall prejudice the Company’s rights or available remedies for such breach in any court of law or equity of competent jurisdiction notwithstanding the withholding and recovery of payments contemplated hereby.

13.          Clawback.  Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to you pursuant to this Agreement or any other agreement or arrangement with the Company or any of its subsidiaries shall be subject to such recovery or deductions as may be required under any law, government regulation, stock exchange listing requirement or policy adopted by the Board from time to time or as determined by the Board pursuant to such law, government regulation, stock exchange listing requirement or Board policy from time to time.

14.          Indemnification.  You will be entitled to indemnification by the Company on terms that are the same or substantially similar to those applicable to other similarly-situated executives of the Company pursuant to the Company’s standard form of indemnification agreement.

15.          Section 409A.

(a)           It is intended that any amounts payable under this Agreement shall be exempt from and avoid the imputation of any tax, penalty or interest under Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations, rules and other guidance promulgated thereunder (“Section 409A”) to the fullest extent permissible under applicable law; provided that if any such amount is or becomes subject to the requirements of Section 409A, it is intended that those amounts shall comply with such requirements. This Agreement shall be construed and interpreted consistent with that intent. In furtherance of that intent, if payment or provision of any amount or benefit hereunder that is subject to Section 409A at the time specified herein would subject such amount or benefit to any additional tax under Section 409A, the payment or provision of such amount or benefit shall be postponed to the earliest commencement date on which the payment or provision of such amount or benefit could be made without incurring such additional tax. In no event, however, shall the Company be liable for any tax, interest or penalty imposed on you under Section 409A or any damages for failing to comply with Section 409A.

(b)           If you are a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the Separation Date, notwithstanding anything to the contrary in this Agreement, you shall not be entitled to any payment pursuant to Section 12(b) or 13 until the earlier of (A) the date which is six (6) months after your separation from service (within the meaning of Section 409A) for any reason other than death, or (B) the date of your death; provided that this paragraph shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A. Any amounts otherwise payable to you upon or in the six (6) month period following your separation from service that are not so paid by reason of this Section 16(b) shall be paid (without interest) as soon as practicable (and in any event within thirty (30) days) after the date that is six (6) months after your separation from service (provided that in the event of your death after such separation from service but prior to payment, then such payment shall be made as soon as practicable, and in all events within thirty (30) days, after the date of your death).

(c)           Any reimbursement payment or in-kind benefit due to you pursuant to Section 10, to the extent that such reimbursements or in-kind benefits are taxable to you, shall be paid on or before the last day of your taxable year following the taxable year in which the related expense was incurred. You agree to provide prompt notice to the Company of any such expenses (and any other documentation that the Company may reasonably require to substantiate such expenses) in order to facilitate the Company’s timely reimbursement of the same. Reimbursements and in-kind benefits pursuant to Section 10 are not subject to liquidation or exchange for another benefit and the amount of such benefits that you receive in one taxable year shall not affect the amount of such reimbursements or benefits that you receive in any other taxable year.

(d)           For purposes of Section 409A, your right to receive any installment payments hereunder shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., payment shall be made within thirty (30) days following the date of termination), the actual date of payment within the specified period shall be within the sole discretion of the Company.

16.          Withholding Taxes.  All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

17.          Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the State of California without giving effect to any choice of law provisions or principles thereof.

18.          Arbitration.  Any and all claims or controversies arising out of or relating to your employment, the termination thereof, or otherwise arising between the parties hereto shall, in lieu of a jury or other civil trial, be settled by final and binding arbitration before a single arbitrator in Los Angeles, California, in accordance with then-current rules of the American Arbitration Association applicable to employment disputes. This agreement to arbitrate includes all claims whether arising in tort or contract and whether arising under statute or common law including, but not limited to, any claim of breach of contract, discrimination or harassment of any kind. The obligation to arbitrate such claims shall continue forever, and the arbitrator shall have jurisdiction to determine the arbitrability of any claim. The arbitrator shall have the authority to award any and all damages otherwise recoverable in a court of law. The arbitrator shall not have the authority to add to, subtract from or modify any of the terms of this Agreement. Judgment on any award rendered by the arbitrator may be entered and enforced by any court having jurisdiction thereof.  The Company shall be solely responsible for all costs of the arbitration other than the amount of the then-current filing fee charged by the American Arbitration Association for filing a statement of claim.  That amount of that filing fee shall be borne by me and applied to any fee that the arbitrator shall impose.  Each party shall be responsible for paying its own other costs for the arbitration process, including attorneys’ fees, witness fees, transcript costs, lodging and travel expenses, expert witness fees, and online research charges, subject to the last sentence of this provision.  You shall not be required to pay any type or amount of expense if such requirement would invalidate this agreement or would otherwise be contrary to the law as it exists at the time of the arbitration. The prevailing party in any arbitration shall be entitled to recover its reasonable attorney’s fees and costs.  Notwithstanding the foregoing, the parties may seek injunctive or equitable relief to enforce the terms of this Agreement in any court of competent jurisdiction.

19.          Severability.  It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable under applicable law, such provision, as to such jurisdiction, shall be ineffective without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

20.          Survival.  Sections 12 through 28 will survive and continue in full force in accordance with their terms notwithstanding the termination of the Employment Period.

21.          Waiver.  No waiver of any of any provision of this Agreement will constitute or be deemed to constitute a waiver of any other provision of this Agreement, nor will any such waiver constitute a continuing wavier unless otherwise expressly provided.

22.          Successors and Assigns. This Agreement can be assigned by the Company and shall be binding and inure to the benefit of the Company, its successors and assigns. No right, obligation or duty or duty of this Agreement may be assigned by you without the prior written consent of the Company.

23.          Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, transmitted via email, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated or at such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder and received when delivered personally, when received if transmitted via email, five days after deposit in the U.S. mail and one day after deposit with a reputable overnight courier service.

If to the Company:

Global Eagle Entertainment Inc.

4553 Glencoe Avenue, Suite 300

Los Angeles, CA 90292

Attention:     Stephen Ballas, General Counsel

Email:           stephen.ballas@geemedia.com

If to you:  To the address most recently on file in the payroll records of the Company.

24.          Legal Counsel; Mutual Drafting. Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice. Each party has cooperated in the drafting, negotiation and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language. You agree and acknowledge that you have read and understand this Agreement, you are entering into it freely and voluntarily, and you have been advised to seek counsel prior to entering into this Agreement and have had ample opportunity to do so.

25.          Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument.

26.          Entire Agreement.  This Agreement and the Confidentiality Agreement set forth the entire agreement and understanding between the Company and you relating to the subject matter herein and supersedes all prior agreements with the Company and any of its subsidiaries, whether written or oral, that directly or indirectly bear upon the subject matter hereof.  No modification of or amendment to this Agreement, nor any waiver or any rights under this

Agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

* * *

You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this Agreement and the enclosed Confidentiality Agreement and returning them to the undersigned.  Your employment on the terms outlined herein is also contingent upon your starting the new position with the Company on or before the Commencement Date.

Very truly yours,

GLOBAL EAGLE ENTERTAINMENT INC.

By:	/s/ Zant Chapelo

Printed Name:	Zant Chapelo

Title:	SVP HR

I have read and accept this employment offer:

/s/ Frank Mullen
Frank Mullen

Attachments

Attachment A: Employee Statement and Agreements Regarding Confidentiality, Proprietary Information, Invention Assignment and Non-Solicitation

Attachment A

GLOBAL EAGLE ENTERTAINMENT INC.

EMPLOYEE STATEMENT & AGREEMENTS REGARDING

CONFIDENTIALITY, PROPRIETARY INFORMATION, INVENTION ASSIGNMENT AND NON-SOLICITATION

In consideration of and as a condition of my employment with Global Eagle Entertainment Inc. (“Global Eagle”) and my receipt of the salary and other compensation to be paid to me by Global Eagle I, the undersigned employee, do hereby agree to the following (this “Confidentiality Agreement”):

1.  PROPRIETARY INFORMATION, COPYRIGHTS, MASK WORKS & INVENTIONS

Global Eagle is an electronics, communications, entertainment and services firm engaged in the research, development, manufacturing, sale, support and provision of electronic and communication systems, entertainment content, content logistics and processing, and components and materials for providing mobility broadband internet, video and voice services (the “Business”).

The success of Global Eagle along with its subsidiaries, affiliates, successors and assigns (including, for the avoidance of doubt, Emerging Markets Communications, LLC and its affiliates, the “Company Group”) depends, among other things, upon strictly maintaining confidential and secret information relating to its trade secrets, technology, accounting, costs, research, development, sales, manufacturing, methods, production, testing, implementation, marketing, financial information, financial results, products, customers, suppliers, staffing levels, employees, shareholders, officers and other information peculiarly within the knowledge of and relating to the Business, and to which employees may acquire knowledge or have access to during the course of their employment by the Company Group. All such information is hereinafter collectively referred to as “Proprietary Information.”  Proprietary Information shall be broadly defined.  It includes all information, data, trade secrets or know-how that has or could have commercial value or other utility in the Business or in which it contemplates engaging.  Proprietary Information also includes all information the unauthorized disclosure of which is or could be detrimental to the interests of the Company Group, whether or not such information is identified as confidential or proprietary information by the Company Group.

Notwithstanding the above, Proprietary Information shall not include any information, data, trade secrets or know-how that (i) I can prove was known by me prior to the commencement of my employment with the Company Group or (ii) is or becomes publicly known from another source that is under no obligation of confidentiality to the Company Group without fault on my part.  I do not know any information, data, trade secrets or know-how that would be Proprietary Information but for this provision.

The success of the Company Group also depends upon the timely disclosure of inventions made by the Company Group employees in the course of their employment and, in appropriate circumstances, the full cooperation of employee inventors in filing, maintaining and enforcing United States and foreign country patent applications and patents covering such inventions.

In view of the foregoing and in consideration of my employment by Global Eagle and as a further condition thereof, I agree as follows:

A.                                    PREVIOUS EMPLOYMENT

I acknowledge that it is the policy of Global Eagle to require that its employees strictly honor all obligations regarding proprietary information of former employers. I acknowledge and agree that I have a continuing obligation to protect and safeguard the proprietary information of my former employer(s), if any.

B.                                    PROPRIETARY INFORMATION

I shall exercise utmost diligence to protect and guard the Proprietary Information of the Company Group. Neither during my employment by Global Eagle nor thereafter shall I, directly or indirectly, use for myself or another, or disclose to another, any Proprietary Information (whether acquired, learned, obtained or developed by me alone or in conjunction with others) of the Company Group except as such disclosure or use is (i) required in connection with my employment with Global Eagle, (ii) consented to in writing by Global Eagle, or (iii) legally required to be disclosed pursuant to a subpoena or court order, and in the case of (iii), disclosure may only be made after I have informed Global Eagle of such requirement and assisted Global Eagle in taking reasonable steps to seek a protective order or other appropriate action.  Except in connection with the performance of my duties and responsibilities as provided for in the Employment Letter Agreement between the parties hereto, dated as of the date hereto (the “Employment Letter Agreement”) and to which this Confidentiality Agreement is attached, I agree not to remove any materials relating to the work performed at the Company Group without the prior written permission of the Board of Directors or Chief Executive Officer of Global Eagle. Upon request by Global Eagle at any time, including in the event of my termination of employment with Global Eagle, I shall promptly deliver to Global Eagle, without retaining any copies, notes or excerpts thereof, all memoranda, journals, notebooks, diaries, notes, records, plats, sketches, plans, specifications, or other documents (including documents on electronic media and all records of inventions, if any) relating directly or indirectly to any Proprietary Information made or compiled by or delivered or made available to or otherwise obtained by me. Each of the foregoing obligations shall apply with respect to Proprietary Information of customers, contractors and others with whom any member of the Company Group has a business relationship, learned or acquired by me during the course of my employment by the Company Group. The provisions of this section shall continue in full force and effect after my termination of employment for whatever reason. Notwithstanding anything herein to the contrary, nothing in this Confidentiality Agreement shall (i) prohibit the employee from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of state or federal law or regulation, or (ii) require notification to or prior approval by the Company Group of any reporting described in clause (i).

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C.                                    COPYRIGHT & MASK WORKS

All rights in and to any copyrightable material (including, but not limited to, computer programs) or material protectable as a mask work under the Semiconductor Chip Protection Act of 1984 which I may originate pursuant to or in connection with the Business, and which are not expressly released by Global Eagle in writing, shall be deemed as a work for hire and shall be the sole and exclusive property of the Company Group.

D.                                    INVENTIONS

With the exception of “EXEMPT” inventions, as defined herein, any and all inventions, including original works of authorship, concepts, trade secrets, improvements, developments and discoveries, whether or not patentable or registrable under copyright or similar laws, which I may conceive or first reduce to practice (or cause to be conceived or first reduced to practice), either alone or with others during the period of my employment by the Company Group (hereinafter referred to as “Inventions”) shall be the sole and exclusive property of the Company Group, its successors, assigns, designees, or other legal representatives (“Company Group Representatives”) and shall be promptly disclosed to Global Eagle in writing, and I hereby assign to the Company Group all of my right, title and interest in such Inventions.

I agree to keep and maintain adequate and current written records of all Inventions and their development that I make (solely or jointly with others) during the period of employment.  These records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company Group.  The records will be available to and remain the sole property of the Company Group at all times.

I shall, without further compensation or consideration, but at no expense to me:

(a)                                 Communicate to Global Eagle any facts known by me respecting the Inventions;

(b)                               do all lawful acts, including the execution and delivery of all papers and proper oaths and the giving of testimony deemed necessary or desirable by Global Eagle or the Company Group, with regard to said Inventions, for protecting, obtaining, securing rights in, maintaining and enforcing any and all copyrights, patents, mask work rights or other intellectual property rights in the United States and throughout the world for said Inventions, and for perfecting, affirming, recording and maintaining in the Company Group and Company Group Representatives sole and exclusive right, title and interest in and to the Inventions, and any copyrights, Patents, mask work rights or other intellectual property rights relating thereto; and

(c)                                generally cooperate to the fullest extent in all matters pertaining to said Inventions, original works of authorship, concepts, trade secrets, improvements, developments and discoveries, any and all applications,

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specifications, oaths, assignments and all other instruments which Global Eagle shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to Global Eagle, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto.

An “EXEMPT” invention is one which:

(a)                                 was developed entirely on my own time without using Company Group equipment, supplies, facilities, or trade secret information;

(b)                                 does not relate at the time of conception or reduction to practice of the invention to the Business, or to its actual or demonstrably anticipated research or development; and

(c)                                  does not result from any work performed by me for the Company Group.

Inventions which I consider to be “EXEMPT” but made solely or jointly with others during the term of my employment, shall be disclosed in confidence to Global Eagle for the purpose of determining such issues as may arise.

I acknowledge and agree that my obligations with respect to the foregoing shall continue after the termination of my employment with Global Eagle. If I am unable because of my mental or physical incapacity or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company Group as above, then I hereby irrevocably designate and appoint Global Eagle and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters, patents or copyright registrations thereon with the same legal force and effect as if executed by me.

Listed on the attached sheet by descriptive title for purposes of identification only are all of the inventions made by me (conceived and reduced to practice) prior to my employment by Global Eagle that I consider to be my property and excluded from this Confidentiality Agreement.  If I have not attached any such sheet, and it is not countersigned by the Company, then I acknowledge that there are no such inventions.

2.  NON-SOLICITATION

I acknowledge that Global Eagle is making a substantial investment in time, money, effort, goodwill and other resources in the business of the Company Group, and in my continued employment with Global Eagle.  I acknowledge and agree that Global Eagle and the Company

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Group are entitled to protect their legitimate business interests and investments and prevent me from using my knowledge of its trade secrets and Proprietary Information to the detriment of the Company Group. I also acknowledge that the nature of the business of the Company Group is such that the on-going relationship among each member of the Company Group and their respective employees, clients and customers is material and has a significant effect on the ability of the Company Group to obtain business. In view of the foregoing and in consideration of my employment by Global Eagle and as further condition thereof, I agree as follows:

During the period of my employment and for twelve (12) months following the termination thereof for any reason (the “Restricted Period”), I will not, without Global Eagle’s prior written consent, directly or indirectly, induce, knowingly solicit or encourage to leave the employment of any member of the Company Group any employee or consultant of any member of the Company Group.

I acknowledge that the limits set forth herein are reasonable and properly required to adequately protect the Company Group’s legitimate business interests and to prevent unfair competition. However, if in any proceeding, a court or arbitrator shall refuse to enforce this Confidentiality Agreement, whether because the time limit is too long or because the restrictions contained herein are more extensive (whether as to geographic area, scope of business or otherwise) than is necessary to protect the business of Global Eagle, it is expressly understood and agreed between the parties hereto that this Confidentiality Agreement is deemed modified to the extent necessary to permit this Confidentiality Agreement to be enforced in any such proceedings. I further agree that if there is a breach or threatened breach of the provisions of the non-solicitation provisions of this Section 2, Global Eagle and its subsidiaries and affiliates shall be entitled to an injunction restraining me from such breach or threatened breach, in addition to any other relief permitted under applicable law or pursuant to my Employment Letter Agreement (including, but not limited to, the withholding or recovery of amounts paid under Section 12 or 13 of the Employment Letter Agreement). Global Eagle will not be required to post a bond or other security in connection with, or as a condition to, obtaining such relief before a court of competent jurisdiction.  Nothing herein shall be construed as prohibiting Global Eagle from pursuing any other remedies, at law or in equity, for such breach or threatened breach.  I acknowledge that in the event I breach the terms of this Confidentiality Agreement, Global Eagle will seek an injunction to enforce the terms of this Confidentiality Agreement.

3. ARBITRATION

Any and all claims or controversies arising out of or relating to my employment, the termination thereof, or this Confidentiality Agreement hereto shall, in lieu of a jury or other civil trial, be settled by final and binding arbitration before a single arbitrator in Los Angeles, California, in accordance with then-current rules of the American Arbitration Association applicable to employment and related disputes. This agreement to arbitrate includes all claims whether arising in tort or contract and whether arising under statute or common law including, but not limited to, any claim of breach of contract, discrimination or harassment of any kind. The obligation to arbitrate such claims shall continue forever, and the arbitrator shall have jurisdiction to determine the arbitrability of any claim. The arbitrator shall have the authority to award any and all damages otherwise recoverable in a court of law. The arbitrator shall not have the authority to add to,

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subtract from or modify any of the terms of this Agreement. Judgment on any award rendered by the arbitrator may be entered and enforced by any court having jurisdiction thereof.  Global Eagle shall be solely responsible for all costs of the arbitration other than the amount of the then-current filing fee charged by the Superior Court of the State of California for filing a complaint.  That amount of that filing fee shall be borne by me and applied to any fee that the arbitrator shall impose.  Each party shall be responsible for paying its own other costs for the arbitration process, including attorneys’ fees, witness fees, transcript costs, lodging and travel expenses, expert witness fees, and online research charges, subject to the last sentence of this provision.  I shall not be required to pay any type or amount of expense if such requirement would invalidate this agreement or would otherwise be contrary to the law as it exists at the time of the arbitration. The prevailing party in any arbitration shall be entitled to recover its reasonable attorney’s fees and costs. Notwithstanding and in addition to the foregoing, Global Eagle may seek injunctive or equitable relief to enforce the terms of this Confidentiality Agreement in any court of competent jurisdiction.

4.  GENERAL PROVISIONS

A.          This Confidentiality Agreement will be governed by the laws of the State of California.

B.          Nothing contained herein shall be construed to require the commission of any act contrary to law. Should there be any conflict between any provisions hereof and any present or future statute, law, ordinance, regulation, or other pronouncement having the force of law, the latter shall prevail, but the provision of this Confidentiality Agreement affected thereby shall be curtailed and limited only to the extent necessary to bring it within the requirement of the law, and the remaining provisions of this Confidentiality Agreement shall remain in full force and effect.  This Confidentiality Agreement may not be assigned by me without the prior written consent of Global Eagle. Subject to the foregoing sentence, this Confidentiality Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of Global Eagle, its successors, and its assigns, and may be assigned by Global Eagle and shall be binding and inure to the benefit of Global Eagle, its successors and assigns.

C.          The provisions of this Confidentiality Agreement are severable, and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions  or parts thereof shall nevertheless be binding and enforceable.  In the event that any provision of this Confidentiality Agreement is deemed unenforceable, Global Eagle and I agree that a court or an arbitrator chosen pursuant to the terms hereof shall reform such provision to the extent necessary to cause it to be enforceable to the maximum extent permitted by law.  Global Eagle and I agree that each desires the court or arbitrator to reform such provision, and therefore agree that the court or arbitrator will have jurisdiction to do so and that each will abide by the determination of the court or arbitrator.

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D.          I have had the opportunity to review this Confidentiality Agreement at my leisure and have had the opportunity to ask questions regarding the nature of my employment with Global Eagle I have also been advised that I would be given the opportunity to allow my legal counsel to assist me in the review of this Confidentiality Agreement prior to my execution of this Confidentiality Agreement. I agree to execute any proper oath or verify any proper document required to carry out the terms of this Confidentiality Agreement. I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment with Global Eagle. I have not entered into, and I agree I will not enter into any oral or written agreements in conflict herewith.

[signature page follows]

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I have read, and I understand and agree to comply with, all terms above without any reservation whatsoever.

Frank Mullen

Signature:	/s/ Frank Mullen	Date: October 17, 2016

Global Eagle Entertainment Inc.

By:	/s/ Zant Chapelo

Name:	Zant Chapelo

Title:	SVP HR